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                                                                    Exhibit 4(b)

[letterhead of Morgan, Lewis & Bockius LLP]



April 28, 1997



Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re:      Penn Mutual Variable Life Account I
         SEC Registration No. 33-54662
         -----------------------------------

Dear Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of this Post-Effective Amendment No. 5. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP